PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 3,	November 3,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$196,338	$215,615
Accounts receivable	102,899	73,357
Inventories	23,661	18,849
Other current assets	30,939	10,645

Total current assets	353,837	318,466

Property, plant and equipment, net	547,377	422,740
Investment in joint venture	93,141	93,124
Intangible assets, net	31,277	34,080
Other assets	19,794	17,519

	$1,045,426	$885,929

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,306	$11,818
Accounts payable and accrued liabilities	138,695	92,769

Total current liabilities	149,001	104,587

Long-term borrowings	156,283	182,203
Other liabilities	19,881	11,308

Photronics, Inc. shareholders' equity	609,938	585,314
Noncontrolling interests	110,323	2,517
Total equity	720,261	587,831

	$1,045,426	$885,929